Exhibit 99.1

FAT BRANDS INC. ANNOUNCES FISCAL THIRD QUARTER 2018 FINANCIAL RESULTS

Conference call and webcast will be held at 4:30 p.m. ET today

LOS ANGELES (November 8, 2018) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today announced financial results for the 13-week period ended September 30, 2018.

Andy Wiederhorn, President and CEO of FAT Brands, commented, “Third quarter results demonstrated continued business momentum as we achieved acquisition synergies and positive same-store sales growth across our Fatburger & Buffalo’s Express, Buffalo’s Cafe, and Ponderosa and Bonanza Steakhouse brands. During the quarter we completed our previously announced acquisition of Hurricane Grill & Wings, our first acquisition following our IPO. The successful integration of the Hurricane restaurants onto our platform demonstrates the strength of our growth strategy and our ability to generate synergies. Inclusive of these acquisition synergies, we expect to achieve an annualized revenue run-rate of $22-24 million and an annualized EBITDA run-rate of $10-11 million beginning in the first quarter of 2019. Our pipeline of brands for acquisition remains robust, and we continue to actively work to complete additional transactions.”

The Company was formed as a Delaware corporation on March 21, 2017 as a wholly-owned subsidiary of Fog Cutter Capital Group Inc. (“FCCG”). The Company was formed for the purpose of completing a public offering and related transactions, and to acquire and continue certain businesses previously conducted by subsidiaries of FCCG. These transactions occurred on October 20, 2017. Because this is our initial year of operation, comparative information is not available for the third quarter of 2017.

Fiscal Third Quarter 2018 Highlights

●	Total revenues of $5.9 million(1)
●	Net income of $10,000, or $0.00 per share on a basic and fully diluted basis
●	EBITDA(2) of $1.8 million
●	Adjusted EBITDA(2) of $2.1 million, excluding legal and accounting fees related to acquisitions

(1)	In the first quarter of 2018, the Company adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), which changed the timing of recognition of franchise fees, including development fees, territory fees, renewal and transfer fees. Adoption of ASU 2014-09 also changed the reporting of advertising fund contributions and related expenditures. Please see the “Adoption of New Accounting Guidance” section below for additional information.
(2)	EBITDA and Adjusted EBITDA are non-GAAP measures defined below, under “Non-GAAP Measures”. A reconciliation of GAAP net income to EBITDA and adjusted EBITDA is included in the accompanying financial tables.

Fiscal Third Quarter 2018 Segment Performance

●	Fatburger & Buffalo’s Express
	○	Same-store sales growth in California of 12.6% year-over-year, 13.3% YTD
	○	Same-store sales growth domestically of 8.3% year-over-year, 9.1% YTD
	○	System-wide same-store sales growth of 4.7% year-over-year, 7.8% YTD
	○	System-wide sales growth of 10.8% year-over-year, 15.5% YTD

○	Total revenues of $2.9 million
○	Net income of $1.5 million
○	EBITDA of $1.9 million
○	2 new co-branded store openings

●	Buffalo’s Cafe
	○	System-wide same-store sales growth of 6.4% year-over-year, 5.5% YTD
	○	System-wide sales growth of 8.0% year-over-year, 7.2% YTD
	○	Total revenue of $581,000
	○	Net income of $263,000
	○	EBITDA of $228,000
●	Ponderosa & Bonanza Steakhouse
	○	System-wide same-store sales growth of 4.6% year-over-year, 2.2% YTD
	○	System-wide sales growth of 3.9% year-over-year, 2.9% YTD
	○	Total revenue of $1.0 million
	○	Net income of $53,000
	○	EBITDA of $217,000
●	Hurricane Grill & Wings
	○	Completed the previously announced acquisition on July 3, 2018
	○	System-wide same-store sales decline of (2.4%) year-over-year
	○	System-wide sales growth of 4.7% year-over-year
	○	Total revenue of $1.3 million
	○	Net loss of $3,000
	○	EBITDA of $79,000

Events in the Quarter

On July 3, 2018, FAT Brands completed the previously announced acquisition of Hurricane AMT, LLC (“Hurricane”), the franchisor of Hurricane Grill & Wings and Hurricane BTW restaurants, for a purchase price of $12,500,000 comprised of $8,000,000 in cash and $4,500,000 in Series A-1 Mandatorily Redeemable Preferred Shares.

Also on July 3, 2018, the Company entered into a new Loan and Security Agreement whereby the Company borrowed $16.0 million in a term loan. A portion of the net proceeds were used to fund the Hurricane acquisition, as well as to repay borrowings of $2.0 million plus interest and fees under an existing loan facility. The Company has been using the remaining proceeds for additional acquisitions, investments, and general working capital purposes.

On September 20, 2018, the Company issued 10,482 shares of its common stock to its independent directors in satisfaction of accrued directors’ fees. These shares were valued at $8.59 per share, the closing price on September 20, 2018, the day that the independent directors elected to receive such shares.

Quarterly Cash Dividend

The Company’s Board of Directors approved the payment of a quarterly cash dividend to shareholders of $0.12 per share. The dividend was paid on October 31, 2018 to shareholders of record as of the close of business on October 18, 2018. On October 31, 2018, FCCG elected to reinvest its dividend for all 9,300,760 shares into newly issued shares of the Company’s common stock at the closing market price of common stock on the payment date. The Company issued 176,877 shares of common stock to FCCG at a price of $6.31 per share in satisfaction of the $1,116,091 dividend payable.

Key Financial Definitions

New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per reporting period and the timing of stores openings has, and will continue to have, an impact on our results.

Same-store sales growth – Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open for at least one full fiscal year. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Thus, we do not include stores in the comparable base until they have been open for at least one full fiscal year. We expect that this trend will continue for the foreseeable future as we continue to open and expand into new markets.

System-wide sales growth - For each brand, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all stores in that brand. Because of new store openings and store closures, the stores open throughout both fiscal periods being compared may be different from period to period.

Conference Call and Webcast

FAT Brands will host a conference call and webcast to discuss its fiscal third quarter 2018 financial results today at 4:30 PM ET. Hosting the call and webcast will be Andy Wiederhorn, President and Chief Executive Officer; and Rebecca Hershinger, Chief Financial Officer.

Interested parties may listen to the conference call via telephone by dialing 323-794-2597. A replay will be available after the call until Thursday, November 15, 2018, and can be accessed by dialing 412-317-6671. The passcode is 6865858.

The webcast will be available at www.fatbrands.com under the “invest” section, and will be archived on the site shortly after the call has concluded.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns six restaurant brands, Fatburger, Buffalo’s Cafe, Buffalo’s Express, Hurricane Grill & Wings, and Ponderosa and Bonanza Steakhouses, that have over 300 locations open and more than 300 under development in 32 countries.

For more information, please visit www.fatbrands.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial and operating results of the Company and our ability to pay a cash dividend to our common stockholders. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our recent Offering Statement on Form 1-A and our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Adoption of New Accounting Guidance

The Company adopted ASU 2014-09 on January 1, 2018 using the modified retrospective method, in which the cumulative effect of applying the standard is recognized at the date of initial application. Amounts presented for the thirty-nine weeks ended September 30, 2018 have been adjusted to reflect the adoption of ASU 2014-09, resulting in an increase in revenues of $1,723,000.

Non-GAAP Measure

This press release includes the non-GAAP financial measure of EBITDA and Adjusted EBITDA.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA is defined as EBITDA (as defined above), excluding expenses related to our acquisitions as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company’s recurring business operations.

A reconciliation of net income to EBITDA and adjusted EBITDA is set forth in the tables below.

FAT Brands, Inc. Statement of Operations Data

(In thousands)

	13 weeks ended September 30, 2018
	FAT Brands	Fatburger	Buffalo’s	Ponderosa	Hurricane	Consolidated
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of operations data:

Revenues
Royalties	$-	$1,317	$334	$893	$826	$3,370
Franchise fees	-	1,215	104	8	16	1,343
Store opening fees	-	100	-	-	-	100
Advertising fees	-	268	143	148	479	1,038
Management fee	-	13	-	-	-	13
Total revenues	-	2,913	581	1,049	1,321	5,864

General and administrative expenses	406	972	353	832	1,192	3,755

Income (loss) from operations	(406)	1,941	228	217	129	2,109

Other income (expense)
Interest income (expense)	(1,615)	42	141	4	-	(1,428)
Depreciation and amortization	-	(5)	(1)	(31)	(83)	(120)
Other expense	(296)	(6)	-	-	(50)	(352)
Other income (expense)	(1,911)	31	140	(27)	(133)	(1,900)

Income (loss) before income tax expense (benefit)	(2,317)	1,972	368	190	(4)	209

Income tax expense (benefit)	(465)	423	105	137	(1)	199

Net income (loss)	(1,852)	1,549	263	53	(3)	10
Basic EPS	($0.16)	$0.14	$0.02	$0.00	($0.00)	$0.00
Fully Diluted EPS	($0.16)	$0.14	$0.02	$0.00	($0.00)	$0.00

(In thousands)

	39 weeks ended September 30, 2018
	FAT Brands	Fatburger	Buffalo’s	Ponderosa	Hurricane	Consolidated
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of operations data:

Revenues
Royalties	$-	$3,948	$1,000	$3,029	$825	$8,802
Franchise fees	-	1,884	113	28	16	2,041
Store opening fees	-	205	-	-	-	205
Advertising fees	-	879	436	469	480	2,264
Management fee	-	45	-	-	-	45
Total revenues	-	6,961	1,549	3,526	1,321	13,357

General and administrative expenses	1,161	3,279	1,053	2,795	1,192	9,480

Income (loss) from operations	(1,161)	3,682	496	731	129	3,877

Other income (expense)
Interest income (expense)	(2,609)	206	447	14	-	(1,942)
Depreciation and amortization	(1)	(14)	(3)	(92)	(83)	(193)
Other expense	(296)	(9)	-	-	(50)	(355)
Other income (expense)	(2,906)	183	444	(78)	(133)	(2,490)

Income (loss) before income tax expense (benefit)	(4,067)	3,865	940	653	(4)	1,387

Income tax expense (benefit)	(824)	873	261	186	(1)	495

Net income (loss)	(3,243)	2,992	679	467	(3)	892
Basic EPS	($0.31)	$0.28	$0.06	$0.04	($0.00)	$0.08
Fully Diluted EPS	($0.31)	$0.28	$0.06	$0.04	($0.00)	$0.08

Consolidated Balance Sheets for FAT Brands, Inc.

(In thousands)

	September 30, 2018
	FAT Brands	FBNA	BFCI	Ponderosa	Hurricane	Elimination	Consolidated
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Consolidated balance sheet data:

Cash	$1,308	$-	$-	$-	$551	$-	$1,859
Total assets	$27,921	$13,545	$7,553	$11,313	$15,275	$(23,050)	$52,557
Total liabilities	$32,353	$7,730	$951	$271	$2,778	$-	$44,083
Total stockholders’ equity (deficit)	$(4,432)	$5,815	$6,602	$11,042	$12,497	$(23,050)	$8,474

FAT Brands, Inc. EBITDA and Adjusted EBITDA Reconciliation

	13 weeks ended September 30, 2018
	FAT Brands	Fatburger	Buffalo’s	Ponderosa	Hurricane	Consolidated

(in thousands)

Net income (loss)	$(1,852)	$1,549	$263	$53	$(3)	$10
Depreciation and amortization expense	-	5	1	31	83	120
Interest (income) expense	1,615	(42)	(141)	(4)	-	1,428
Income tax expense (benefit)	(465)	423	105	137	(1)	199
EBITDA	$(702)	$1,935	$228	$217	$79	$1,757
Acquisition Costs	295	-	-	-	50	345
Adjusted EBITDA	$(407)	$1,935	$228	$217	$129	$2,102

	39 weeks ended September 30, 2018
	FAT Brands	Fatburger	Buffalo’s	Ponderosa	Hurricane	Consolidated

(in thousands)

Net income (loss)	$(3,243)	$2,992	$679	$467	$(3)	$892
Depreciation and amortization expense	1	14	3	92	83	193
Interest (income) expense	2,609	(206)	(447)	(14)	-	1,942
Income tax expense (benefit)	(824)	873	261	186	(1)	495
EBITDA	$(1,457)	$3,673	$496	$731	$79	$3,522
Acquisition Costs	295	-	-	-	50	345
Adjusted EBITDA	$(1,162)	$3,673	$496	$731	$129	$3,867

Investor Relations:

ICR

Alexis Tessier

IR-FATBrands@icrinc.com

203-682-8286

PCG Advisory Group

Vivian Cervantes

vivian@pcgadvisory.com

646-863-6274

Media Relations:

Konnect Agency

Shelby Robinson/Rebecca Campbell

srobinson@konnectagency.com

rcampbell@konnectagency.com

213-988-8344

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